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                                                                    EXHIBIT 11.1

                                 NETMANAGE, INC.
                       STATEMENT OF COMPUTATION OF COMMON
           SHARES AND EQUIVALENTS AND NET INCOME (LOSS) PER SHARE (1)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                                  YEARS ENDED DECEMBER 31,
                                                           ------------------------------------
                                                              1996           1995          1994
                                                           ------------------------------------
Net income (loss)                                          $(5,705)       $22,297       $17,815
                                                           ====================================
Weighted average common equivalent shares:
   Weighted average common shares outstanding               42,341         40,749        39,137
   Common stock option grants                                   --          2,206         1,966
                                                           ------------------------------------
Total weighted average common shares and equivalents        42,341         42,955        41,103
                                                           ====================================

Net income (loss) per share                                $ (0.13)       $  0.52       $  0.43
                                                           ====================================


(1) Computations adjusted to reflect the two-for-one stock dividends effected May 1994 and April 1995.

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